Exhibit 99.2

FOR IMMEDIATE RELEASE	Wendy Crites, APR
Corporate Communications
386/418-8888

REGENERATION TECHNOLOGIES RECEIVES $15.1 MILLION CREDIT AGREEMENT

ALACHUA, Fla., (December 20, 2002) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of precision-tooled orthopedic allografts, announced today that it has signed a $15.1 million credit agreement with Bank of America.

The one-year term loan, which is fully collateralized by cash and investments, will be used to pay off current mortgage loans outstanding to Bank of America, including $12.6 million under a construction loan and $2.5 million under a term loan. RTI will continue pursue longer term financing alternatives.

“This financial flexibility will allow us to continue to focus our efforts on our core business of developing innovative technologies and products while continuing to provide high quality service to our partners,” said Thomas F. Rose, chief financial officer of RTI.

As previously disclosed in October 2002, RTI entered into a 90-day extension of its forbearance agreement and the maturity date of its loans with its commercial lender, Bank of America, which was set to expire December 31, 2002. All obligations under the forbearance agreement have been satisfied with the proceeds from the new credit agreement.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-SeriesTM threaded bone dowels, Cornerstone-SRTM blocks, Opteform® and OptefilTM allograft pastes, Osteofil/RegenafilTM injectable bone paste, FasLataTM fascia lata tissue, and cortical bone pins and interference screws. RTI also holds the patent on the BioCleanseTM process, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting the SEC’s Web site at www.sec.gov.